EXHIBIT 99.1


FOR IMMEDIATE RELEASE


CONTACTS:   Dave Stedman            Steve Thomson
            President and CEO       Chief Financial Officer
            LION, Inc.              LION, Inc.
            800-546-6463            800-546-6463

                 LION ANNOUNCES RESULTS FOR SECOND QUARTER 2003
               14% REVENUE GROWTH COMPARED TO SECOND QUARTER 2002


SEATTLE, WA - JULY 29, 2003--LION, INC. (OTC Bulletin Board: LINN), a leader in online services for connecting mortgage brokers with consumers and lenders, today announced its financial results for the second quarter ended June 30, 2003.

For the second quarter of 2003, revenue was $1,831,000, up 14% from $1,606,000 for the second quarter of 2002. Net income for the quarter was $131,000 as compared to a net loss of $325,000 for the same quarter in the prior year. The net loss for the prior year included $507,000 of settlement charges and legal fees related to litigation that was settled in July 2002.

For the six-month period ended June 30, 2003, revenue increased to $3,618,000, up 16% from $3,117,000 for the same period in the prior year. Net income for the six-month period in 2003 was $286,000 compared to a net loss of $366,000 for the same period in the prior year. The net loss for the prior year included $633,000 of settlement charges and related legal fees.

"Building a company that will produce increased value for our shareholders remains our top priority," states David Stedman, President and CEO of LION, Inc. "We continue to make progress in supporting improved revenue growth and sustained profitability. At the same time, we are making investments in LION that will accelerate revenue growth and support increased values in the future. We continue to achieve higher levels of performance as our initiatives gain traction."

"With profit margins improving, we began executing strategies in the second quarter to improve services to customers through hardware and software upgrades. These improvements not only increased the speed and reliability in which customers access LION services but also strengthened our database infrastructure to accommodate an increase in future customers. We have also started to more aggressively promote LION through more effective marketing efforts, illustrated by increased attendance at industry trade shows and supported by more frequent advertising and promotional campaigns. Considerable progress has also been made in strengthening the LION brand by creating better continuity within a number of our web properties."


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LION FINANCIAL RESULTS 2ND QTR 2003 - 2


"Expanding the LION marketplace and continuing to strengthen our product offering remains paramount to our future success. Over the past three months, we have made improvements to a variety of our key products lines. We successfully launched a new version of our widely used LION Pro internet software. This new product includes enhancements to LION's industry leading lender pricing engine and a new suite of online tools to manage leads, websites, lender loan programs, and price adjustments. Mortgage companies seeking to increase productivity can give their employees access to these tools through a custom web site. This new product will allow their users to quote correspondent and risk-based pricing, expanding the product's potential market to over 100,000 originators. Fourteen of the nation's fastest growing mortgage companies have selected this new product in the second quarter alone."

"Some of the new companies using this LION Pro Corporate product include:
Franklin Bank www.franklin-bank.com, Cherry Creek Mortgage www.cherrycreekmortgage.com, SLM Financial www.slmmortgage.com/home.html, Premier Mortgage Group www.premiermort.net, and Prime Financial Lending Group www.primefinancialgroup.net."

"LION is also planning to launch a new single user version of LION Pro in August 2003 and has two more releases scheduled for later this year. We anticipate market adoption of this new product which is targeted to bolster revenue generated by this product line."

 "We are continuing to build our performance based business model through Mortgage101, our industry-leading network of consumer web sites. During the second quarter, the network of sites grew from approximately 22,600 to over 26,000 real estate affiliates. Other achievements this quarter include obtaining the highly coveted number one position in the Google search engine for industry specific key words. During the next six months, we anticipate further increases in revenue by improving our ability to refer qualified borrowers to participating mortgage lending companies."

"To accelerate potential revenue opportunities generated through the Mortgage 101 product line, Chuck Aikens will be relinquishing his duties as the COO to devote 100% of his energies to managing this initiative. We believe that there is a strong potential for success through this product line."

 "The second quarter saw further revenue growth in a number of our core business product lines, specifically with our lead generation and Mortgage 101 toolsets. We believe that with the improvements to the LION Pro product, we should begin to see improvements in performance in the third and fourth quarters of this year."

 "Overall, I am very pleased with our performance in the second quarter. We achieved solid growth in revenue, continued to add more lenders to our growing database, launched a new product with good results, are staged to release a new product in August, saw increasing numbers in our marketplace, and have reached a number of key milestones that should support higher performance levels in the third and fourth quarters of the year. Over the next two quarters, we will continue to further invest in LION to support stronger performance over the long term."


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LION FINANCIAL RESULTS 2ND QTR 2003 - 3


ABOUT LION, INC.

LION, Inc. is a leader in online services that connect mortgage brokers with lenders and consumers more efficiently. We serve mortgage originators with online broker loan productivity tools and websites powered by a database of over 100,000 regionalized wholesale and correspondent loan programs nationwide. LION also provides the foundational architecture and database for co-branded and private label web sites that connect consumers to leading companies in the over $2 trillion mortgage industry. LION, Inc. has offices in two locations: Seattle, at 4700-42nd Ave. SW, Seattle, WA 98116, and Denver, at 2000 S Colorado Blvd, Denver, CO, 80222. For more information, please visit www.lioninc.com.

                                       ###

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: our substantial dependence on mortgage brokers and the mortgage broker industry; mortgage market trends; interest rate changes; housing and consumer trends effecting home purchases; the management of our potential growth; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our need for additional financing; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of July 29, 2003, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


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LION FINANCIAL RESULTS 2ND QTR 2003 - 4


                                   LION, Inc.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                      Three months ended June 30,    Six months ended June 30,
                                      --------------------------    --------------------------
                                          2003           2002           2003           2002
                                      -----------    -----------    -----------    -----------
Revenues                              $ 1,830,974    $ 1,606,313    $ 3,617,694    $ 3,117,276

Expenses
  Direct costs                            338,381        236,620        653,937        455,970
  Selling and marketing                   586,612        435,045      1,160,080        917,069
  General and administrative              565,399        703,345      1,105,052      1,341,982
  Research and development                 91,128         81,394        178,529        171,199
  Depreciation and amortization           114,734        123,002        225,736        242,684
                                      -----------    -----------    -----------    -----------
                                        1,696,254      1,579,406      3,323,334      3,128,904
                                      -----------    -----------    -----------    -----------

       Operating income (loss)            134,720         26,907        294,360        (11,628)

Other expense - net                        (3,942)      (351,741)        (7,879)      (354,102)
                                      -----------    -----------    -----------    -----------

       NET INCOME (LOSS)              $   130,778    $  (324,834)   $   286,481    $  (365,730)
                                      ===========    ===========    ===========    ===========

Net income (loss) per common share,
  basic and diluted                   $        --    $      (.01)   $       .01    $      (.01)
                                      ===========    ===========    ===========    ===========


                                     (MORE)


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LION FINANCIAL RESULTS 2ND QTR 2003 - 5


                                   LION, Inc.
                            CONDENSED BALANCE SHEETS


                                     ASSETS

                                                       June 30,
                                                         2003       December 31,
                                                     (Unaudited)        2002
                                                     -----------    -----------

CURRENT ASSETS
  Cash and cash equivalents                          $   717,993    $   403,917
  Accounts receivable - net                              432,613        347,661
  Prepaid expenses and other                             144,127         71,388
                                                     -----------    -----------

       Total current assets                            1,294,733        822,966

PROPERTY AND EQUIPMENT, net                              963,359        940,372

OTHER ASSETS
  Goodwill - net                                         273,955        273,955
  Other assets                                            37,908         37,908
                                                     -----------    -----------

                                                     $ 2,569,955    $ 2,075,201
                                                     ===========    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                   $   148,905    $   111,340
  Accrued liabilities                                    426,497        329,671
  Current maturities of long-term obligations             51,057         35,330
  Deferred revenue                                       324,254        295,497
                                                     -----------    -----------

       Total current liabilities                         950,713        771,838

LONG-TERM OBLIGATIONS, less current maturities            56,598         52,495

STOCKHOLDERS' EQUITY                                   1,562,644      1,250,868
                                                     -----------    -----------

                                                     $ 2,569,955    $ 2,075,201
                                                     ===========    ===========


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